Exhibit 99.1

ClearOne Announces a Special One-time Cash Dividend

SALT LAKE CITY - (BUSINESS WIRE) - May 08, 2023 - ClearOne (NASDAQ: CLRO) today announced that its Board of Directors has declared a one-time special cash dividend of $1.00 per share of ClearOne common stock, payable on May 31, 2023 to shareholders of record on May 22, 2023.

"The recent successful legal settlements have generated surplus cash for the Company. We are pleased to share this surplus with our shareholders, who continue to support the Company’s strategy and vision for future growth,” said Eric L. Robinson, Chairman of the Board of Directors of ClearOne.  “We believe the company is now solidly positioned to pursue its long-term plans and return to rapid revenue growth and profitability.”

Even though this dividend announcement is a special one-time event, the declaration of dividends in the future is subject to the discretion of the ClearOne Board of Directors, which will evaluate the possibility of future dividend distributions from time-to-time based on factors that the Board of Directors deem relevant.  However, no additional dividends have been authorized nor are contemplated at this time.

About ClearOne
ClearOne is a global market leader enabling conferencing, collaboration, and network streaming solutions. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

This release contains "forward-looking" statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

Contact:

Narsi Narayanan
385-426-0565
investor_relations@clearone.com
http://investors.clearone.com

Source: ClearOne, Inc.